AMENDMENT TO THE
                         PRINCIPAL INVESTORS FUND, INC.
                              MANAGEMENT AGREEMENT



Amendment effective as of the 15th day of June, 2001 to the Management Agreement executed and entered into by and between Principal Investors Fund, Inc., a Maryland Corporation, and Principal Management Corporation, an Iowa corporation, on the 15th day of September, 2000 and amended on January 15, 2001 and March 13, 2001 is hereby amended by changing the management fee for the Capital Preservation Fund included on Schedule 1 thereto from 0.52% to 0.48% of the Fund's average daily net assets.

IN WITNESS WHEREOF, the parties have duly executed this Amendment on June 15, 2001.


Principal Management Corporation                 Principal Investors Fund, Inc.


by:   A. S. Filean                               by: /s/ Ralph C. Eucher
   -------------------------------------            ----------------------------
     A. S. Filean, Senior Vice President              R. C. Eucher, President